As filed with the Securities and Exchange Commission on July 1, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________
New York Mortgage Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	47-0934168 (I.R.S. Employer Identification No.)

90 Park Avenue
New York, New York 10016
(Address of principal executive offices, including zip code)
____________________
New York Mortgage Trust, Inc.
2017 Equity Incentive Plan
(Full title of the plan)

Steven R. Mumma
Chief Executive Officer
New York Mortgage Trust, Inc.
90 Park Avenue
New York, New York 10016
(212) 792-0107
(Name, address and telephone number of agent for service)
Copies to:

Christopher C. Green Vinson & Elkins L.L.P. 2200 Pennsylvania Avenue NW Suite 500 West Washington, DC 20037 (202) 639-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.        ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.01 par value per share	8,360,000 shares	$6.145	$51,372,200	$6,226.31

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) registers an aggregate of 8,360,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of New York Mortgage Trust, Inc. (the “Registrant”) that may be delivered with respect to awards under the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan (as amended from time to time, the “Plan”), which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan and shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)
The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the NASDAQ Stock Market on June 26, 2019.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Registrant to register an additional 8,360,000 shares of Common Stock reserved and available for delivery under the Plan. Such shares consist of shares of Common Stock that became available for delivery under the Plan pursuant to the First Amendment to the Plan and shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. The First Amendment to the Plan was adopted by the board of directors of the Registrant on April 22, 2019 and approved by the stockholders of the Registrant on June 28, 2019.

Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-218165), filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 22, 2017 (the “Prior Registration Statement”) relating to the Plan, including periodic reports that the Registrant filed after the Prior Registration Statement to maintain current information about the Registrant, are incorporated by reference into the Registration Statement pursuant to General Instruction E of Form S-8 except as amended hereby. The Prior Registration Statement is currently effective.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits.

Exhibit Number	Description

4.1
Articles of Amendment and Restatement of New York Mortgage Trust, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-32216) filed with the Commission on March 10, 2014).

4.2*	Amended and Restated Bylaws of New York Mortgage Trust, Inc.

4.3
Articles Supplementary designating the Registrant’s 7.75% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) (incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form 8-A (File No. 001-32216) as filed with the Commission on May 31, 2013).

4.4
Articles Supplementary classifying and designating 2,550,000 additional shares of the Registrant’s Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-32216) as filed with the Commission on March 20, 2015).

4.5
Articles Supplementary classifying and designating the 7.875% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) (incorporated by reference to Exhibit 3.5 of the Registrant’s Registration Statement on Form 8-A (File No. 001-32216) as filed with the Commission on April 21, 2015).

4.6
Articles Supplementary classifying and designating 2,460,000 additional shares of the Series C Preferred Stock (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2019).

4.7
Articles Supplementary classifying and designating the 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”) (Incorporated by reference to Exhibit 3.6 to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 10, 2017).

4.8
Articles Supplementary classifying and designating 2,650,000 additional shares of the Series D Preferred Stock (Incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2019).

4.9
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form S-11 as filed with the Commission (Registration No. 333-111668), effective June 23, 2004).

4.10
Form of Certificate representing the Series B Preferred Stock (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form 8-A (File No. 001-32216) as filed with the Commission on May 31, 2013).

4.11
Form of Certificate representing the Series C Preferred Stock (incorporated by reference to Exhibit 3.6 of the Registrant’s Registration Statement on Form 8-A (File No. 001-32216) as filed with the Commission on April 21, 2015).

4.12
Form of Certificate representing the Series D Preferred Stock (Incorporated by reference to Exhibit 3.7 to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 10, 2017).

4.13
Indenture, dated April 15, 2016, by and between NYMT Residential 2016-RP1, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) as filed with the Commission on April 19, 2016).

4.14
Indenture, dated January 23, 2017, between New York Mortgage Trust, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on January 23, 2017).

4.15
First Supplemental Indenture, dated January 23, 2017, between New York Mortgage Trust, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on January 23, 2017).

4.16
Form of 6.25% Senior Convertible Notes Due 2022 of New York Mortgage Trust, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on January 23, 2017).

Certain instruments defining the rights of holders of long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The Registrant hereby undertakes to furnish to the Commission, upon request, copies of any such instruments

4.17
New York Mortgage Trust, Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on May 15, 2017).

4.18
First Amendment to the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on June 28, 2019).

5.1*	Opinion of Venable LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 1, 2019.

New York Mortgage Trust, Inc.
By:	/s/ Steven R. Mumma
Name:	Steven R. Mumma
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Steven R. Mumma, Jason T. Serrano, Kristine R. Nario-Eng, Nathan R. Reese and Dan C. Jordan III, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2019.

Signature	Title

/s/ Steven R. Mumma	Chairman of the Board and Chief Executive Officer
Steven R. Mumma	(Principal Executive Officer)

/s/ Kristine R. Nario-Eng	Chief Financial Officer
Kristine R. Nario-Eng	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jason T. Serrano	President and Director
Jason T. Serrano

/s/ David R. Bock	Director
David R. Bock

/s/ Michael B. Clement	Director
Michael B. Clement

/s/ Alan L. Hainey	Director
Alan L. Hainey

/s/ Steven G. Norcutt	Director
Steven G. Norcutt

/s/ Lisa A. Pendergast	Director
Lisa A. Pendergast